Exhibit 10.1

                    Separation Agreement & Release of Claims
                    ----------------------------------------



The following constitutes a complete separation agreement and release of claims (hereinafter "Agreement") between you (including your successors, assigns and estate, collectively referred to as the "Associate") and Liz Claiborne, Inc. (including its subsidiaries, affiliates, officers, directors, agents, associates, successors, predecessors and assigns, collectively referred to as the "Company") regarding the terms of your employment and termination of employment at the Company.

1. Associate's employment with the Company is terminated effective October 31, 2004 ("Termination Date").

2.   Following the later of:

     (A) the last day of Associate's employment with the Company; and

     (B) the effective date of this Agreement (as described in Paragraph 9 below), the Company will do the following:

     (i) Pay as severance to Associate, the total sum of Seven Hundred Twenty-Five Thousand Dollars and 00/100 ($725,000.00) less applicable deductions, representing fifty two (52) weeks of pay, payable as set forth below.

     (ii) Allow Associate to use the Employee Assistance Program ("EAP") during the Severance Period (defined below in this Paragraph 2).

     (iii) Allow Associate to use the Company's designated outplacement service, at the Company's expense, for up to twelve (12) months, unless Reemployment occurs beforehand.

     (iv) Allow Associate to use receive financial counseling services provided by a third party group which has been retained by the Company on such terms as are made available to other senior Company executives of a comparable level for a period of one (1) year following Associate's Termination Date.

     (v) Pay a full Bonus (not prorated) for the Year 2004 in the amount of Four Hundred Thirty Five Thousand Dollars and 00/100 ($435,000), less applicable deductions, payable in March 2005.

     (vi) Pay Associate an additional lump sum of Five Hundred Eighty Thousand Dollars and 00/100 ($580,000), less applicable deductions. Such payment shall be made no later than March 31, 2005 and may be made earlier, subject to mutual agreement between the Associate and the Company.

     In addition, if Associate participated in the Company's medical, dental and vision plans, immediately prior to the termination of his/her employment, Associate will be eligible to continue to participate in the Company's medical, dental and vision plans, to the same extent and subject to the same terms, conditions and costs as similarly situated active associates of the Company, until the earliest to occur of the following events:

     (a)  the expiration of the Severance Period;

     (b) the expiration of twenty-six (26) weeks after the Associate's termination date; or

     (c) the date the Associate becomes eligible for coverage under any other group health plan as a result of Reemployment (defined below).

     In the event Associate has not become eligible for coverage under any other group health plan as a result of Reemployment (defined below) by May 1, 2005, if Associate elects COBRA coverage, the Company agrees to reimburse Associate up to Nine Hundred and Eight Dollars and 00/100 ($908.00) per month representing a portion of Associate's COBRA premium costs through the earlier of (i) the date the Associate becomes eligible for coverage under any group health plan as a result of Reemployment (defined below) and October 30, 2005.

     The amount set forth in 2(B)(i) above will be paid in installments on the Company's regular pay cycle through the expiration of the Severance Period. If Associate is eligible and elects to participate in the Company's medical, dental and vision plans, as described above, Associate's portion of such health benefit costs will be deducted from the amount paid to Associate pursuant to 2(B)(i) above.

     Except as specifically set forth above, all other nonstatutory benefits, including, without limitation, short & long term disability, accidental death and dismemberment and Associate, spouse and dependent basic and supplemental life insurance will cease on the day following your termination date. "Reemployment" as used in this Agreement shall mean commencement of employment with a company other than the Company. Associate agrees to notify Company of Associate's Reemployment within seventy-two
     (72) hours of such Reemployment.

     As used in this Agreement, "Severance Period" shall mean the period of time beginning on the date immediately following the last day of the Associate's employment with the Company and ending on the date immediately following the expiration of the number of weeks set forth in Paragraph 2(B)(i) above.

3. Associate represents that he/she does not have any claim or legal action of any kind pending against the Company (defined above), including, but not limited to, any relating to his/her employment with the Company or termination thereof, or otherwise involving facts which occurred on or prior to the date on which he/she has signed this Agreement. In addition, Associate represents that he/she has not incurred any on-the-job injury or illness for which Associate has not yet filed a worker's compensation claim.

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4.   In exchange for the above consideration, Associate releases and forever discharges the Company from any and all causes of action, claims or demands up to the date of this Agreement, known or unknown, including, but not limited to, those relating to his/her employment with the Company and the termination thereof; in tort, such as wrongful or retaliatory discharge in violation of public policy, for emotional distress, defamation, slander, libel or false imprisonment; in contract, whether express or implied; under any Company policy, procedure or benefit plan (except vested benefits, if any, in the Company's 401(k) Savings and Profit Sharing Plan); for reinstatement, attorneys fees, back pay or front pay; and under any federal, state or local law or ordinance, including, but not limited to, Title VII of the Civil Rights Act, the Civil Rights Acts of 1871 and 1991, the Pregnancy Discrimination Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Federal Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the American Competitiveness & Workplace Improvement Act of 1998, and the Workers' Adjustment and Retraining Notification Act, the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq. ("LAD"); the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq. ("FLA"); the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq. ("CEPA"); the New Jersey Workers' Compensation Law, N.J.S.A. 34:15-39.1 et seq. ("NJWC"); the New Jersey Wage and Hour Law N.J.S.A. 34:11-4.1 et seq. ("NJWH"); the Smoking Rights Law N.J.S.A. 34:6B-1 et seq. ("SRL"); and New Jersey Equal Pay Act, N.J.S.A. ss.34:11-56-1 et seq.; the New York Human Rights Law, Executive Law ss.290, et seq. ("HRL"); the New York Retaliatory Action By Employers Law, Labor Law ss.740, et seq. ("RAEL"); the New York Civil Rights Law, ss.1, et seq. ("CRL"); the New York Nondiscrimination for Legal Actions Law, Labor Law ss.201-d, et seq. ("NLAL"); the New York Wage-Hour Law, Labor Law ss.220, et seq. ("NYWH"); the New York Workers' Compensation Law, ss.1, et seq. ("NYWC"); the New York Wage Payment Law, Labor Law ss.190, et seq. ("HRL"); the New York City Human Rights Law, N.Y.C. Admin. Code ss.8-101, et seq. ("NYCHRL"); the New York Equal Pay Law, N.Y. Labor Law ss.194 et seq.; and the New York Smokers Rights Law, N.Y. Labor Law ss.201-d et seq. and for harassment, discrimination and retaliation of any kind, or any other cause of action.

5. By signing this Agreement, the Company does not admit to any wrongdoing or violation of any statutory, regulatory or common law obligation owed to Associate by the Company. Accordingly, this Agreement shall not be admissible in Court as an admission, but only in an action to enforce it.

6. Associate agrees to immediately turn over any Company records or property (including, without limitation, any amounts owed to Company) in his/her possession including, without limitation, ID cards, keys, credit cards, personal computers, files, software, business equipment and instruction manuals.

7. Associate acknowledges that during his/her employment at the Company, he/she may have been exposed to, developed or conceived trade secrets and confidential information (defined as information not generally or publicly known or proprietary), including, but not limited to, customer lists, financial information, costs, marketing plans, business projections, suppliers, designs (before available at retail), line plans, composites and sketches. Associate also acknowledges that the Company would be irreparably injured and that the value of its business and goodwill would be irreparably damaged if he/she discloses or uses any such trade secrets or confidential information. Accordingly, Associate agrees not to disclose or utilize any such trade secrets or confidential information without first obtaining the Company's written consent thereto, unless otherwise required by law. This provision is not intended, nor shall it be interpreted, to restrict Associate's ability to utilize data recognized to be within the public domain.

     Associate agrees to keep the existence and terms of this Agreement confidential, and shall not disclose such information to any person or entity, including, but not limited to, current, former or future associates of the Company. This confidentiality requirement, however, shall not prohibit Associate from disclosure to his/her immediate family (spouse, siblings, parents), accountant or attorney, if any, or to tax agencies, as required, provided that they too keep such information confidential. Associate understands that he/she is responsible, not only for his/her unauthorized disclosure, but also that by anyone to whom he/she discloses such information.

     Associate agrees that he/she will not solicit or encourage any former, current or future associate of the Company to pursue claims against the Company.

8. Associate understands that this Agreement covers only those claims arising prior to the date it was signed; including those related to his/her employment with the Company and/or termination thereof. Associate acknowledges that the above-referenced consideration is the total payment he/she will receive from the Company, that it exceeds that to which he/she would otherwise be entitled, and that he/she is not entitled to any additional payments under the Company's policies or benefit or severance plans (except vested benefits, if any, under the Company's 401(k) Savings and Profit Sharing Plan).

9. This is a legal document. Associate is encouraged to consult with an attorney prior to executing this Agreement. Associate, through his/her signature below, represents that he/she has read this Agreement and fully understands and voluntarily agrees to the terms. Associate further understands that he/she is entitled to fully consider this Agreement for twenty-one (21) days. In addition, Associate understands that he/she may revoke this Agreement in writing within seven (7) days of executing it. Accordingly, this Agreement shall not become effective and enforceable, nor shall any consideration be paid until the later of the date the seven (7) day revocation period has expired and the date this Agreement has been fully executed.

10. Associate agrees that if he/she should violate Paragraphs 3, 6, 7, 12, 13 and/or 17 of this Agreement, in addition to any and all other equitable and legal remedies which may be available to it, the Company shall be entitled to cancel its portion of the Agreement, withhold any payment or other benefits provided in this Agreement and/or shall be entitled to recover the payments already made to Associate in accordance with the terms of this Agreement, together with any and all attorney's fees incurred thereby and together with interest thereon. Associate acknowledges that the Company's remedies are a reasonable measure of compensation for breach of this Agreement, and are not punitive in nature.

11. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications and to this end the provisions of this Agreement are declared to be severable.

12. Associate agrees and shall use his/her best efforts to ensure that his/her family members,


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     agents and/or associates agree, not to make or publish any statement (oral or written), or instigate, assist or participate in the making or publication of any statement, which would or could adversely affect, libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) or expose to hatred, contempt or ridicule (a) the Company; (b) any of their services, affairs or operations; or (c) the reputations of any of their past or present directors, officers, associates or shareholders. Company agrees to advise Trudy Sullivan, Angela Ahrendts, Larry McClure, Michael Scarpa, John Sullivan and Bob Zane that while they are employed by Company not to discuss Associate's employment with or termination of employment from Company.

13. This Agreement constitutes the complete understanding and entire Agreement of the parties and it cannot be amended, terminated, discharged or waived, except by a suitable writing signed by Associate and the Company. The laws of the State of New York shall govern and control without giving effect to its choice of law provisions. Associate further agrees that the only venue for any claim he/she might make against the Company or for an action to enforce the terms of this Agreement shall be in a court of appropriate jurisdiction located in the City of New York.

14. The parties agree that should there be a question of interpretation of this Agreement or a part thereof, there shall be no presumption against the drafter of this Agreement.

15. Associate fully understands all of the terms and intent of this Agreement and does hereby execute it voluntarily and with full knowledge of its significance. Associate represents and acknowledges in executing this Agreement that he/she does not rely and has not relied upon any representation or statement made by the Company or by any of the Company's agents, representatives or attorneys, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than as specifically stated in this written Agreement.

16. The Company agrees not to oppose Associate's application, if any, to applicable State Unemployment Compensation Benefits.

17. Associate agrees to make himself/herself available to, and cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. Associate understands and agrees that his/her cooperation would include, but not be limited to, making himself/herself available to the Company or the Company's legal counsel upon reasonable notice for interviews and factual investigations; appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are or may come into his/her possession. Associate understands that in the event the Company asks for his/her cooperation in accordance with this provision, the Company will reimburse him/her for reasonable expenses upon his/her submission of appropriate documentation.








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


     FRANK S. SOWINSKI


     By: /s/ Frank S. Sowinski
         ------------------------

     Date: 10/12/04
           ----------------------
     LIZ CLAIBORNE, INC.



     By: /s/ Lawrence D. McClure
         ----------------------------
         Authorized Signature

     Date: 10/18/04
           --------------------------










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